ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) made as of January 27, 2026 (the “Effective Date”) by and between ADAMS STREET VENTURE & GROWTH FUND, a Delaware statutory trust (the “Fund”), and ADAMS STREET ADVISORS, LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

1.   Duties of the Administrator

(a)  Appointment of Administrator. The Fund hereby appoints the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b)  Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, accounting, bookkeeping, record keeping, entity set-up, closing, support, capital activity, wire processing, reconciliation, performance reporting, investment diligence and other services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the members of the Board (the “Trustees”) of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for providing portfolio collection functions for interest income, fees and warrants and maintaining the financial, accounting and other records that the Fund is required to maintain and shall prepare, print and disseminate reports to shareholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority. The Administrator shall: assist the Fund in determining and publishing (as necessary or appropriate) the Fund’s net asset value (the “NAV”); oversee the preparation and filing of the Fund’s tax returns, compliance monitoring (including diligence and oversight of the Fund’s other service providers) and the preparation of materials and coordination of meetings of the Board; and generally oversee the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. For the avoidance of doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Fund.

2.   Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by the 1940 Act, will maintain and keep such books, accounts and records in accordance with the 1940 Act. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board, subject to the oversight of the Administrator and the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided for above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.   Confidentiality

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC and, to the extent applicable, pursuant to certain U.S. state and non-U.S. data privacy laws and regulations), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory or legal authority, or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.   Compensation; Allocation of Costs and Expenses

In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder.

The Fund shall bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Fund’s Administrator, in its capacity as the Fund’s investment adviser (the “Adviser”) pursuant to that certain investment advisory agreement dated January 27, 2026 by and between the Fund and the Adviser, as may be amended and/or restated from time to time (the “Advisory Agreement”), or another related agreement, written arrangement or set of policies. Costs and expenses to be borne by the Fund include those relating to:

(a)   organizational expenses of the Fund;

(b)   calculating the NAV of the Fund, including the cost and expenses of any independent valuation firm or pricing service;

(c)   fees and expenses incurred by the Adviser and payable to third parties, including agents, bankers, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments, performing due diligence on prospective portfolio companies, and if necessary, in respect of enforcing the Fund’s rights with respect to investments in existing portfolio companies, or otherwise relating to, or associated with, evaluating and making investments, whether or not consummated, which fees and expenses include, among other items, due diligence reports, appraisal reports, research and market data services (including an allocable portion of any research or other service that may be deemed to be bundled for the benefit of the Fund), any studies commissioned by the Adviser, costs of meetings, industry conferences and similar events hosted or attended by the Adviser, its affiliates or any of their respective employees, and travel, lodging and meal expenses;

(d)   costs associated with indebtedness or guarantees, including interest payable on debt, if any, incurred by the Fund to finance its investments, debt service and all other costs of borrowings or other financing arrangements (including fees and other expenses), and expenses related to unsuccessful portfolio acquisition efforts;

(e)   offerings of shares of beneficial interest (“Shares”) and other securities of the Fund;

(f)   the Management Fee (as defined in the Advisory Agreement);

(g)   the Incentive Fee (as defined in the Advisory Agreement);

(h)   any distribution and/or servicing fee, as described in the Fund’s prospectus;

(i)   administration fees and expenses payable under this Agreement and any sub-administration agreements;

(j)   any expense reimbursements;

(k)   fees payable to third parties, including agents, bankers, consultants or other advisors, relating to, or associated with, evaluating and making investments in portfolio companies, including costs associated with meeting financial sponsors;

(l)   fees and expenses incurred by the Fund for escrow agent, transfer agent, dividend agent, custodian and other service providers;

(m)   U.S. federal and state registration and franchise fees;

(n)   fees payable to rating agencies;

(o)   U.S. federal, state and local taxes, non-U.S. taxes, and related costs and expenses, including costs of tax return preparation and other compliance costs, and costs incurred in connection with any audit or other inquiry, tax litigation or any other contests, governmental charges, fees, penalties and duties assessed or borne by the Fund;

(p)   independent trustees’ fees and expenses;

(q)   expenses related to meetings of the Board;

(r)   costs of any reports, proxy statements or other notices to shareholders, including printing and mailing costs;

(s)   costs associated with individual or group shareholders, including the costs of any shareholder meetings or communications and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

(t)   costs of any activities undertaken with respect to the protection of confidential or non-public information or data;

(u)   costs of preparing financial statements and maintaining books and records;

(v)   costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission and other regulatory bodies, and other reporting and compliance costs, and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(w)   costs associated with compliance with Sarbanes-Oxley Act of 2002, as amended;

(x)   the Fund’s allocable portion of any fidelity bond, trustees’ and officers’ errors and omissions liability insurance policies, cybersecurity policies and any other insurance premiums or other costs;

(y)   direct costs and expenses of administration, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, independent auditors and outside legal costs;

(z)   proxy voting expenses;

(aa)  costs of effecting sales and any repurchases of Shares and other securities;

(bb)  fees and expenses associated with marketing efforts (including travel expenses and costs associated with attendance at meetings, investment conferences and similar events), design and website expenses;

(cc)  commissions and other compensation payable to brokers or dealers;

(dd)  costs of information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software);

(ee)  indemnification payments;

(ff)  costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith;

(gg)  extraordinary or non-recurring expenses or liabilities incurred by the Fund outside of the ordinary course of its business, including litigation;

(hh)  costs of derivatives and hedging;

(ii)  certain costs and expenses relating to distributions paid on the Shares and other securities;

(jj)  all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments, including any potential investments that are not ultimately made, including any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated investments that may have been attributable to co-investors had such investments been consummated;

(kk)  expenses borne indirectly through the Fund’s investments in underlying investment funds, including, without limitation, any fees and expenses of such investment funds (such as management fees, incentive fees or carried interest allocations and pass through expenses, costs and fees);

(ll)  costs associated with currency conversion and translation;

(mm)  costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(nn)  fees, costs and expenses of winding up and liquidating the Fund’s assets;

(oo)  costs associated with technology integration between the Fund’s systems and those of the Fund’s participating intermediaries;

(pp)  all travel and related expenses of the directors or trustees (as the case may be), officers, managers, partners, agents and employees of the Fund and Adviser (and/or its affiliates) incurred in connection with attending meetings of the Board or shareholders or performing other business activities that relate to the Fund;

(qq)  dues, fees and charges of any trade association of which the Fund is a member;

(rr)  costs associated with events and trainings of the Board (including travel);

(ss)  third party costs incurred in connection with gathering, analyzing and reporting environmental, social or governance information related to the Fund’s portfolio investments, if any, including such information related to or required by applicable U.S. or non-U.S. law or regulation;

(tt)  costs incurred in connection with structuring, organizing, operating, maintaining and liquidating entities or vehicles to hold the Fund’s assets for tax or other purposes; and

(uu)  any and all other expenses incurred by the Fund or the Adviser (and/or its affiliates) in connection with administering the Fund’s business, including payments made under this Agreement based upon the Fund’s allocable portion (subject to the review and approval of the Fund’s independent trustees) of the Adviser’s overhead in performing its obligations under this Agreement, including rent and the allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of the Fund’s officers who provide operational, administrative, legal, compliance, finance and accounting services to the Fund, including the Fund’s chief compliance officer and chief financial officer, their respective staffs and other professionals who provide services to the Fund (including, in each case, employees of the Adviser and/or its affiliates) and assist with the preparation, coordination, and administration of the foregoing or provide other “back-office” or “middle-office” financial or operational services to the Fund. Notwithstanding anything to the contrary contained herein, the Fund shall reimburse the Adviser (and/or its affiliates) for an allocable portion of the compensation paid by the Adviser (and/or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Fund and in acting on behalf of the Fund).

To the extent the Administrator outsources any of its functions, the Fund shall pay the fees associated with such functions on a direct basis without profit to the Administrator. For the avoidance of doubt, the Fund shall be responsible for the costs and expenses set forth in the foregoing clauses (a) through (uu) incurred during periods prior to the date on which the Fund commenced operations.

5.   Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator) shall not be liable to the Fund or its shareholders for any action taken or omitted to be taken by the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator) in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

6.   Activities of the Administrator

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and its affiliates and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7.   Duration and Termination of this Agreement

This Agreement shall become effective as of the Effective Date. This Agreement shall continue for a term of two years, and thereafter shall continue from year to year, but only so long as such continuance is specifically approved at least annually by: (i) the Board or by the holders of a majority of the Fund’s outstanding Shares; and (ii) a majority of those Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement.

This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or by the Administrator, upon 60 days’ written notice to the other party.

The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

8.   Amendments to this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.   Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. No assignment by either party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder.

10.   Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONFIRMS AND AGREES THAT IT IS AND SHALL CONTINUE TO BE (i) SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE.

11.   No Waiver

The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

12.   Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office, or alternatively shall be given by email to the chief legal officer or chief compliance officer of the respective party and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13.   Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.   Counterparts

This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.   Survival of Certain Provisions

The provisions of Sections 5, 10, 11 and 13 of this Agreement shall survive any termination or expiration of this Agreement and the dissolution, termination and winding up of the Fund.

16.   Certain Matters of Construction

(a)  The words “hereof,” “hereto,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section hereof shall include all subsections thereof.

(b)  Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)  The word “including” shall mean including without limitation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ADAMS STREET VENTURE & GROWTH FUND

By:	/s/ Eric Mansell
Name:	Eric Mansell
Title:	Vice President, Chief Legal Officer and Secretary

ADAMS STREET ADVISORS, LLC

By:	/s/ Eric Mansell
Name:	Eric Mansell
Title:	Chief Legal Officer, Executive Vice President and Partner